Exhibit 10

Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 of our report dated April 17, 2020, relating to the financial statements of Separate Account VA CC and our report dated April 27, 2020, relating to the financial statements of Transamerica Life Insurance Company and our report dated April 20, 2020 relating to the financial statements of Transamerica Premier Life Insurance Company, which appear in Separate Account VA CC’s Registration Statement on Form N-4 (No. 333-249110). We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in Separate Account VA CC’s Registration Statement on Form N-4 (No. 333-249110).

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 2, 2020